HECO Exhibit 23.2

[KPMG LLP letterhead]

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hawaiian Electric Company, Inc.:

We consent to incorporation by reference in Registration Statement Nos. 333-111073, 333-111073-01, 333-111073-02 and 333-111073-03 on Form S-3 of Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc., Maui Electric Company, Limited, and HECO Capital Trust III, respectively, and in Registration Statement Nos. 333-131206, 333-131206-01 and 333-131206-02 on Form S-3 of Hawaiian Electric Company, Inc., Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited, respectively, of our reports dated February 28, 2007, with respect to the consolidated balance sheets and consolidated statements of capitalization of Hawaiian Electric Company, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, retained earnings, and cash flows for each of the years in the three-year period ended December 31, 2006 and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports are included in the 2006 annual report on Form 10-K of Hawaiian Electric Industries, Inc.

Our reports refer to a change in the method of accounting for defined benefit pension and other postretirement plans in 2006.

/s/ KPMG LLP

Honolulu, Hawaii
February 28, 2007